FOR:           MERCER  INTERNATIONAL  INC.

                          APPROVED  BY:  Jimmy  S.H.  Lee
                                         Chairman  &  President
                                         (41)  43  344-707

For  Immediate  Release
-----------------------
                                         FD  Morgen-Walke
                                         Investors: Eric Boyriven/Paul Johnson
                                         Media:  Jason  Rando
                                         (212)  850-5600


          MERCER INTERNATIONAL INC. REPORTS 2003 FIRST QUARTER RESULTS

     NEW YORK, NY, May 5, 2003 -- Mercer International Inc. (Nasdaq:MERCS; Nasdaq-Europe: MERC GR; Toronto Stock Exchange:MRI.U) today reported results for the first quarter ended March 31, 2003.

RESULTS  OF  OPERATIONS

     In the first quarter ended March 31, 2003, total revenues were E50.4 million, versus E62.5 million in the quarter ended March 31, 2002, primarily as the current period does not include the results of the Landqart specialty paper mill. The Company's interest therein was reorganized in December 2002. In the current quarter, pulp and paper revenues decreased to E46.2 million from E59.2 million in the comparative quarter in 2002, primarily as a result of lower paper sales.

     Costs of sales in the three months ended March 31, 2003 decreased to E45.0 million from E53.9 million in the three months ended March 31, 2002, primarily as a result of lower paper sales.

     Pulp sales in the current quarter were E31.4 million compared to E31.2 million in the last quarter of 2002 and E33.6 million in the comparative quarter of 2002. Pulp price increases in the current quarter were largely offset by an 18.3% decline in the U.S. dollar against the Euro compared to the year-ago period. Average list prices for northern bleached kraft pulp ("NBSK") in Europe, which were approximately E513 (US$450) per tonne in the first quarter of 2002, decreased to approximately E420 (US$440) per tonne at the end of the fourth quarter of 2002, before improving to approximately E441 (US$480) per tonne in the first quarter of 2003. The bulk of this pricing improvement occurred in the latter part of the 2003 first quarter. The Company's pulp sales realizations were E400 per tonne on average in the current quarter, compared to E410 per tonne in the last quarter of 2002 and E458 per tonne in the first quarter of 2002. Pulp sales by volume increased to 78,479 tonnes in the current quarter from

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

MERCER  INTERNATIONAL  REPORTS  2003  FIRST  QUARTER  RESULTS     PAGE  2


76,052 tonnes in the last quarter of 2002 and 73,498 tonnes in the first quarter of 2002, as a result of improved demand.

     Cost of sales and general, administrative and other expenses for the pulp operations were E36.4 million in the current quarter, compared to E34.7 million in the three months ended March 31, 2002. On average, per tonne fiber costs for pulp production decreased by approximately 5.2% compared to the fourth quarter of 2002, and increased by approximately 3.4% compared to the first quarter of 2002. Depreciation was E5.4 million in the current quarter, compared to E5.4 million in the quarter ended March 31, 2002.

     The Company's pulp operations generated an operating loss of E1.4 million in the current quarter, compared to operating income of E2.2 million in the first quarter of 2002.

     Results for the Company's paper segment reflect the aforementioned exclusion of results from the Landqart specialty paper mill, which were included in results from the first quarter of 2002. Paper sales in the current quarter decreased to E14.9 million from E25.6 million in the comparative quarter. Sales of specialty papers in the three months ended March 31, 2003 decreased to E11.1 million from E20.4 million in the three months ended March 31, 2002. Total paper sales volumes decreased to 15,707 tonnes in the three months ended March 31, 2003 from 22,552 tonnes in the three months ended March 31, 2002. On average, prices for specialty papers realized in the three months ended March 31, 2003 decreased by approximately 20.2% and for printing papers decreased by approximately 1.2%, compared to the three months ended March 31, 2002.

     Cost of sales and general, administrative and other expenses for the paper operations decreased to E13.2 million in the current quarter from E25.3 million in the comparative quarter as a result of lower sales. Depreciation decreased to E0.5 million in the three months ended March 31, 2003 from E1.4 million in the prior period.

     The Company's paper operations generated operating income of E2.1 million in the current quarter, compared with operating income of E0.6 million in the comparative quarter of 2002, primarily due to the extinguishment of a liability for effluent water charges as a result of the completion of environmental investments.

     General and administrative expenses decreased to E4.8 million in the three months ended March 31, 2003 from E6.6 million in the three months ended March 31, 2002, primarily as a result of the exclusion of the results of the Landqart mill and a decrease in professional fees in the three months ended March 31, 2003.

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MERCER  INTERNATIONAL  REPORTS  2003  FIRST  QUARTER  RESULTS     PAGE  3

     For the 2003 first quarter, the Company reported a loss from operations of E0.5 million, compared to income from operations of E0.9 million in the comparative quarter of 2002. Interest expense (excluding capitalized interest of E3.2 million in respect of the Stendal project) in the current quarter decreased to E2.5 million from E4.0 million in the comparative period of 2002, primarily as a result of lower borrowing costs and lower indebtedness. During the current quarter, the Company made principal repayments of E6.5 million in respect of the indebtedness of Rosenthal NBSK mill.

     Pursuant to the E827 million loan facility (the "Stendal Loan Facility") for the Company's greenfield project (the "Stendal project") to construct an approximately 552,000 tonne NBSK mill near Stendal, Germany, the Company's 63% owned subsidiary, Zellstoff Stendal GmbH ("Stendal"), entered into variable-to-fixed rate interest swaps for the full term of the facility to manage the risk exposure with respect to an aggregate maximum amount of approximately E612.6 million of the principal amount of the Stendal Loan Facility. Under these swaps, Stendal pays a fixed rate and receives a floating rate with respect to interest payments calculated on a notional amount. These swaps manage the exposure to variable cash flow risk from the variable interest payments under the Stendal Loan Facility. The swaps are marked to market at the end of each reporting period and all unrealized gains and losses are recognized in earnings for a reporting period. A holding loss of E10.4 million before minority interests was recognized in respect of these swaps for the three months ended March 31, 2003.

     The Company has also entered into currency swaps to manage its exposure with respect to an aggregate amount of approximately E198.4 million of the principal long-term indebtedness of the Rosenthal mill. In addition, the Company has entered into currency forward contracts, forward interest rate and interest cap contracts in connection therewith. These derivative instruments are also marked to market at the end of each reporting period, and all gains and losses are recognized in earnings for a reporting period. In the three months ended March 31, 2003, the Company recognized a total gain of E1.8 million from these derivative contracts.

     Minority interest in the three months ended March 31, 2003 amounted to E3.8 million and represented the losses of the two minority shareholders of Stendal in the Stendal project. There was no minority interest in the three months ended March 31, 2002.

     In the current quarter, the Company recorded an adjustment of E5.5 million that captures the non-cash cumulative pre-tax earnings impact of other-than-temporary impairment losses on certain of its available-for-sale securities. The adjustment was recorded in other income (expense). The adjustment does not affect shareholders' equity since such securities are marked to market on a quarterly basis and

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MERCER  INTERNATIONAL  REPORTS  2003  FIRST  QUARTER  RESULTS     PAGE  4

unrealized losses are recorded through other comprehensive income (losses) under shareholders' equity in the Company's balance sheet and as further described in the notes to the Company's financial statements. The other-than-temporary impairment relates to equity securities that are not a part of the pulp and paper operating business.

     For the three months ended March 31, 2003, the Company reported a net loss of E10.9 million, or E0.65 per share on a basic and diluted basis, compared to a net loss of E5.4 million, or E0.32 per share on a basic and diluted basis, in the three months ended March 31, 2002.

     For the three months ended March 31, 2003, excluding items to the Stendal project, the net loss would have been E4.3 million, or E0.26 per share on a diluted basis, which was determined by adding the loss on derivative financial instruments of E10.4 million to, and subtracting minority interest of E3.8 million from, the reported net loss of E10.9 million. As the Stendal project is currently under construction and because of its overall size relative to the Company's other facilities, management uses consolidated operating results excluding derivative items relating to the Stendal project to measure the performance and results of the Company's operating units. Management believes this measure provides meaningful information on the performance of its operating facilities for a reporting period.

     The Company generated EBITDA of E5.5 million in the current quarter, compared to an EBITDA loss of E0.6 million in the fourth quarter of 2002 and EBITDA of E7.7 million in the comparative quarter of 2002. EBITDA is defined as income from operations plus depreciation. Management uses EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, the Company believes EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate the Company's financial performance. EBITDA does not reflect the impact of a number of items that affect the Company's net income or loss, including financing costs and the effect of derivative instruments. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Because all companies do not calculate EBITDA in the same manner, EBITDA as calculated by the Company may differ from EBITDA as calculated by other companies.

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

MERCER  INTERNATIONAL  REPORTS  2003  FIRST  QUARTER  RESULTS     PAGE  5

STENDAL  PROJECT  STATUS

     As at March 31, 2003, progress on the Stendal project was substantially on schedule and there were no significant deviations from the project budget. At March 31, 2003, the project was approximately 45% completed and approximately 75% of the total engineering was finished. Progress was made in a number of areas including pouring the foundations for the effluent treatment system, fiber line system, lime kiln system and turbine generator system. In addition, progress was made in connection with the construction of the infrastructure of the mill site including gas and road connections and the procurement of materials necessary to continue building the infrastructure, such as transformer stations that will supply power to the mill.

     At the end of March 2003, Stendal employed 24 people, most of whom are part of the management organization charged with supervising the implementation and completion of the Stendal project. During the current period, the Company engaged Ulf Johansson as the mill manager for the Stendal NBSK mill, and has filled many other key positions, including a new human resources manager and a head of wood procurement operations.

PRESIDENT'S  COMMENTS

     Mr. Jimmy S.H. Lee, Chairman and President, commented, "Markets for NBSK improved in the first quarter of 2003 with NBSK list prices in Europe increasing to approximately US$520 per tonne in March, 2003. However, the weakening of the U.S. dollar against the Euro during the quarter in large part offset the price increases. Despite difficult trading conditions and the comparatively low average price of pulp on a Euro basis versus a year ago, we were able to show improved sequential EBITDA performance."

     Mr. Lee added, "While pulp pricing improved in the first quarter, the timing of the increases meant that the full benefit was not felt during the period. Instead, we believe that our 2003 second quarter will better reflect the recent improvement in pulp pricing. Combined with a price increase for NBSK in Europe to US$560 per tonne that was announced for April 1, 2003, we are cautiously optimistic regarding the outlook for that marketplace. In addition, our paper operations are focusing on new and niche products, and we remain committed to managing our costs while taking steps to enhance our growth prospects."

     Mr. Lee concluded, "I am pleased with the progress of the construction of our new state-of-the-art Stendal NBSK mill. The project is substantially on schedule and budget and we are putting together a

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MERCER  INTERNATIONAL  REPORTS  2003  FIRST  QUARTER  RESULTS     PAGE  6

strong management and operating team. When the Stendal mill is operational, we will have an annual NBSK production of approximately 852,000 tonnes located in the heart of Germany. With our low-cost structure, significant operating leverage, and exposure to niche paper markets, we feel we are well positioned for the long-term."

     In conjunction with this release, Mercer will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for today, May 5, 2003 at 11:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at the Company's web site at http://www.mercerinternational.com, or at http://www.firstcallevents.com/service/ajwz381028551gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 12, 2003. The replay number is 706-645-9291, passcode 221422.


     Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the Company, please visit its web site at http://www.mercerinternational.com.
          ----------------------------------

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the Company's SEC reports.

                            -FINANCIAL TABLES FOLLOW-

                            MERCER INTERNATIONAL INC.

                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002
                                   (Unaudited)
                              (Euros in thousands)


                             March 31,  December 31,
                               2003         2002
                             ---------  ------------
ASSETS

Current Assets
  Cash and cash equivalents  E  21,981  E     30,261
  Cash restricted                8,123         9,459
  Investments                      322           307
  Receivables                   33,303        31,924
  Inventories                   16,186        16,375
  Prepaid and other              7,285         7,891
                             ---------  ------------
    Total current assets        87,200        96,217

Long-Term Assets
  Cash restricted               40,713        38,795
  Properties                   443,771       441,990
  Investments                    5,517         5,592
  Equity method investment       6,891         7,019
  Deferred income tax           10,101        10,137
                             ---------  ------------
                               506,993       503,533
                             ---------  ------------
                             E 594,193  E    599,750
                             =========  ============


                                      (1)

                            MERCER INTERNATIONAL INC.

                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2003 AND DECEMBER 31, 2002
                                   (Unaudited)
                              (Euros in thousands)


                                                            March 31,    December 31,
                                                              2003           2002
                                                            ---------    -------------

LIABILITIES

Current Liabilities
  Accounts payable and accrued expenses                       E  33,203    E   32,866
  Construction in progress costs payable                          7,382        24,885
  Note payable                                                    1,347           832
  Note payable, construction in progress                         15,000        15,000
  Debt, current portion                                          16,767        16,306
                                                              ---------    ----------
    Total current liabilities                                    73,699        89,889

Long-Term Liabilities
  Debt, construction in progress, less current portion          159,649       146,485
  Debt, less current portion                                    198,106       205,393
  Derivative financial instruments, construction in progress     40,470        30,108
  Other                                                           2,715         2,906
                                                              ---------    ----------
                                                                400,940       384,892
                                                              ---------    ----------
    Total liabilities                                           474,639       474,781


SHAREHOLDERS' EQUITY

Shares of beneficial interest                                    76,995        76,995
Accumulated other comprehensive loss                                692        (4,815)
Retained earnings                                                41,867        52,789
                                                              ---------    ----------
                                                                119,554       124,969
                                                              ---------    ----------
                                                              E 594,193    E  599,750
                                                              =========    ==========



                                       (2)

                            MERCER INTERNATIONAL INC.

           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                   (Unaudited)
                   (Euros in thousands, except per share data)


                                                 2003      2002
                                               --------   -------
REVENUES
  Sales of pulp and paper                      E 46,233   E 59,207
  Transportation                                  1,042      1,416
  Other                                           3,126      1,854
                                               --------   --------
                                                 50,401     62,477
COST OF SALES
  Pulp and paper                                 45,000     53,919
  Transportation                                  1,066      1,042
                                               --------   --------
         Gross profit                             4,335      7,516
  General, administrative and other               4,807      6,630
                                               --------   --------
         Income (loss) from operations             (472)       886

OTHER INCOME (EXPENSE)
  Interest expense                               (2,463)    (4,018)
  Investment income (loss)                          537       (639)
  Derivative financial instruments
    Unrealized loss, construction in progress
      Financing                                 (10,362)         -
    Other                                         1,796     (4,067)
  Impairment of available-for-sale
    securities                                   (5,511)         -
  Other                                           1,729      2,449
                                               --------   --------
         Total other expense                    (14,274)    (6,275)
                                               --------   --------
         Loss before income taxes and
           minority interest                    (14,746)    (5,389)
Income tax provision                                 12          -
                                               --------   --------
         Loss before minority interest          (14,758)    (5,389)
Minority interest                                 3,836          -
                                               --------   --------
    Net loss                                   E(10,922)  E (5,389)
                                               ========   ========

Loss per share
  Basic                                        E  (0.65)  E  (0.32)
                                               ========   ========
  Diluted                                      E  (0.65)  E  (0.32)
                                               ========   ========

Weighted average number
  of shares outstanding (000's), diluted         16,875     16,875


                                       (3)

                            MERCER INTERNATIONAL INC.

                       RECONCILIATION OF PRO FORMA RESULTS
                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002
                                   (Unaudited)
                   (Euros in thousands, except per share data)


                                          2003         2002
                                       ----------   ----------
Net loss reported under GAAP           E (10,922)   E  (5,389)

Adjustments for:
Loss on interest rate swap contracts,
   Stendal Project                        10,362            -
Minority interest thereof                 (3,774)           -
                                       ---------    ---------

Pro forma net loss                     E  (4,334)   E  (5,389)
                                       =========    =========

Pro forma loss per share
   Basic                               E   (0.26)   E   (0.32)
                                       =========    =========
   Diluted                             E   (0.26)   E   (0.32)
                                       =========     =========


                                       (4)

                            MERCER INTERNATIONAL INC.

                              COMPUTATION OF EBITDA
                 FOR THE QUARTER ENDED  MARCH 31, 2003 AND  2002
                                   (Unaudited)
                              (Euros in thousands)


                                            2003         2002
                                         ---------    ----------
Income (loss) from operations,
    reported under GAAP                  E   (472)    E    886

Add back: depreciation and amortization     5,921        6,769
                                         --------     --------

EBITDA                                   E  5,449     E  7,655
                                         ========     ========


                                       (5)

                            MERCER INTERNATIONAL INC.

           COMPANY SALES BY PRODUCT CLASS, GEOGRAPHIC AREA AND VOLUME
                                   (Unaudited)


                                     Quarter Ended March 31,
                                 2003                     2002
                              ----------               ----------
                                      (Euros in thousands)
SALES BY PRODUCT CLASS
Pulp                          E   31,385               E   33,633
Specialty Papers                  11,056                   20,437(1)
Printing Papers                    3,792                    5,137
                              ----------               ----------

Total(3)                      E   46,233               E   59,207
                              ==========               ==========

SALES BY GEOGRAPHIC AREA
Germany                       E   20,171               E   24,369
European Union(2)                 20,816                   17,768
Eastern Europe and Other           5,246                   17,070
                              ----------               ----------

Total(3)                      E   46,233               E   59,207
                              ==========               ==========

                                     (Amounts in tonnes)
SALES BY VOLUME
Pulp                              78,479                   73,498
Specialty Papers                  11,136                   16,438(1)
Printing Papers                    4,571                    6,114
                              ----------               ----------

Total(3)                          94,186                   96,050
                              ==========               ==========


(1) The Company reorganized its interest in the specialty paper mill in Landqart, Switzerland in December 2002. These amounts for year 2003 do not include the results from the Landqart mill. The Landqart mill sold approximately 4,562 tonnes of specialty paper for approximately E10.0 million in the first quarter of 2002.

(2)   Not including Germany.

(3) Excluding intercompany sales of E0.9 million and E1.4 million and 2,129 tonnes and 3,011 tonnes of pulp in the three months ended March 31, 2003 and 2002, respectively.

NOTE:  One  tonne  =  1.0160  of  one  ton.

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